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                                                                     EXHIBIT 2.2

                                VOTING AGREEMENT

                  VOTING AGREEMENT, dated as of February 17, 1999 (this "AGREEMENT") by and among Chargeback Acquisition Corp., a Florida corporation ("MERGER SUB"), and John T. Kane and George P. Wilson (collectively, the "STOCKHOLDERS").

                                    RECITALS

                  Merger Sub and Equitrac Corporation, a Florida corporation (the "COMPANY"), propose to enter into a Recapitalization Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "MERGER AGREEMENT") providing for the merger of Merger Sub with and into the Company, in which the Company is the surviving entity, upon the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement as entered into on the date hereof.

                  As of the date hereof, the Stockholders are the record and beneficial owner of an aggregate of 1,251,864 shares of Company Common Stock (the "EXISTING SHARES" and, together with any shares of Company Common Stock or Preference Stock acquired by the Stockholders after the date hereof, whether upon the exercise of warrants, options or rights, the conversion (including pursuant to the Preference Exchange) or exchange of any Existing Shares or convertible or exchangeable securities or by means of purchase, dividend, distribution or otherwise, the "SUBJECT SHARES").

                  As an inducement and a condition to entering into the Merger Agreement, Merger Sub has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement.

                  The Stockholders and Merger Sub desire to set forth their agreement with respect to the voting of the Subject Shares in connection with the Merger Agreement and the Transactions upon the terms and subject to the conditions set forth herein.

                                    AGREEMENT

                  To implement the foregoing and in consideration of the mutual agreements contained herein, the parties agree as follows:

                  1. COVENANTS OF THE STOCKHOLDERS. Until the termination of this Agreement in accordance with Section 5, the Stockholders agree as follows:

                           (a) AGREEMENT TO VOTE. At any meeting of stockholders
of the Company called for purposes that include approval of the Merger Agreement and the






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Transactions, however called, or at any adjournment thereof, or in connection with any written consent of the holders of shares of Company Common Stock or Preference Stock, or in any other circumstances in which the Stockholders are entitled to vote, consent or give any other approval with respect to the Merger Agreement and the Transactions, the Stockholders shall vote (or cause to be voted) the Subject Shares in favor of adoption and approval of the Merger Agreement and the Transactions and the approval of the terms thereof and each of the other actions contemplated by this Agreement and the Merger Agreement and any amendments hereto or, with each Stockholder's written consent, thereto.

                  At any meeting of stockholders of the Company, however called, or at any adjournment thereof, or in connection with any written consent of the holders of shares of Company Common Stock or shares of Preference Stock or in any other circumstances in which the Stockholders are entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by Merger Sub, the Stockholders shall vote (or cause to be voted) the Subject Shares against the following actions:

                                    (i) any action or agreement that would
result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of the Stockholders hereunder; or

                                    (ii) any action or agreement that could
reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the Merger and/or the other Transactions, including, but not limited to: (A) the adoption by the Company of a proposal regarding (1) the acquisition of the Company by merger, tender offer or otherwise by any person other than Merger Sub or any designee thereof (a "THIRD PARTY"), or any other merger, combination or similar transaction with any Third Party; (2) the acquisition by a Third Party of 10% or more of the assets of the Company and its subsidiaries, taken as a whole (whether by the acquisition of assets or securities of, or any merger, consolidation or other business combination involving, the Company or any of its subsidiaries); (3) the acquisition by a Third Party of 10% or more of the outstanding shares of Company Common Stock, or (4) the repurchase by the Company or any of its subsidiaries of 10% or more of the outstanding shares of Company Common Stock; (B) any amendment (other than the Preference Amendment) of the Company's Articles of Incorporation or By-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction could in any manner reasonably be expected to impede, in any material respect, prevent or nullify the Merger, the Merger Agreement or the Transactions, or change in any manner the rights and privileges, including, without limitation, voting rights of any class of the Company's capital stock; (C) any change in the management or board of directors of the Company that could in any manner reasonably be expected to impede, in any material respect, prevent or nullify the Merger, the Merger Agreement or the Transactions; (D) any material change in the present capitalization (other than pursuant to the Equity Contribution or the Preference Amendment) or dividend policy of the Company; or (E) any other material change in the Company's corporate structure or business. The Stockholders further agree not to commit or agree to take any action inconsistent with the foregoing agreements.


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                           (b) PROXIES. As security for the agreements of the
Stockholders provided for herein, the Stockholders hereby grant to Merger Sub a proxy to vote the Subject Shares as indicated in Section 1(a) above. The Stockholders agree that this proxy shall be irrevocable during the term of this Agreement and coupled with an interest and each of the Stockholders and Merger Sub will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by the Stockholders with respect to the Subject Shares.

                           (c) TRANSFER RESTRICTIONS. The Stockholders agree not
to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of or hypothecate (including by gift or by contribution or distribution to any trust or similar instrument or to any beneficiaries of the Stockholders (collectively, "TRANSFER")), or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any of the Subject Shares other than pursuant to the terms hereof and the Merger Agreement, (ii) enter into any voting arrangement or understanding with respect to the Subject Shares, whether by proxy, voting agreement or otherwise, or (iii) take any action that could reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or could reasonably be expected to have the effect of preventing or disabling the Stockholders from performing any of its obligations hereunder.

                           (d) STOP TRANSFER. The Stockholders hereby authorize
and request the Company and its counsel to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Subject Shares (and that this Agreement places limits on the voting of the Subject Shares). The Stockholders agree with, and covenant to, Merger Sub that the Stockholders shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Subject Shares, unless such transfer is made in compliance with this Agreement and the Merger Agreement. In the event of a stock dividend or distribution, or any change in the shares of Company Common Stock by reason of any stock dividend or distribution, or any change in the shares of Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Subject Shares" shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Subject shares may be changed or exchanged. The Stockholders shall be entitled to receive and retain any cash dividend paid by the Company during the term of this Agreement until the Subject Shares are canceled in the Merger or pursuant to the Preference Exchange.

                           (e) APPRAISAL RIGHTS. The Stockholders hereby
irrevocably waives any and all rights which they may have as to appraisal, dissent or any similar or related matter with respect to the Merger or the other Transactions.

                           (f) NATURE OF OBLIGATIONS. Notwithstanding anything
contained herein to the contrary, it is understood that the Stockholders are entering into this Agreement solely in their capacity as shareholders of the Company and nothing in this Agreement shall preclude or restrict the Stockholders from acting in their capacity as officers and directors of the Company.

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                  2. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. Each
Stockholder hereby severally but not jointly represents and warrants to Merger Sub as of the date hereof as follows:

                           (a) NO CONFLICT. The execution and delivery of this
Agreement by such Stockholder does not, and the consummation by such Stockholder of the transactions contemplated hereby will not, (A) violate any Law applicable to such Stockholder, (B) prevent or materially delay the consummation of the Merger or the other Transactions or (C) result in a violation or any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party, except for such breaches or defaults which would not materially impair the ability of such Stockholder to consummate the transactions contemplated hereby.

                           (b) REQUIRED FILINGS AND CONSENTS. The execution and
delivery of this Agreement by such Stockholder does not, and the consummation by such Stockholder of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any government or subdivision thereof, or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws, the rules of any applicable exchange, state takeover laws, the pre-merger notification requirements of the HSR Act, and filings and recordation of appropriate merger documents as required by Florida Law or any other applicable state law and (ii) where the failure to obtain such other consents, approvals, authorizations or permits, or to make such filings or notifications would not materially impair the ability of such Stockholder to consummate the transactions contemplated hereby.

                           (c) SHARES. The Existing Shares of such Stockholder
are, and the Subject Shares of such Stockholder as of the Effective Time will be, owned beneficially and of record by such Stockholder. The Existing Shares of such Stockholder constitute all of the shares of Company Common Stock owned of record or beneficially by such Stockholder as of the date hereof. All of the Existing Shares of such Stockholder are issued and outstanding and except as set forth on SCHEDULE 2(C) attached hereto, such Stockholder does not own, of record or beneficially, any warrants, options or other rights to acquire any shares of Company Common Stock. Such Stockholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 1 hereof, sole power to demand appraisal rights (to the extent such rights are available) and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares of such Stockholder, and will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in
Section 1 hereof, sole power to demand appraisal rights (to the extent such rights are available) and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares of such Stockholder as of the Effective Time, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. Such Stockholder has good and valid title to the Existing Shares of such Stockholder and at all times





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during the term hereof and on the Effective Time will have good and valid title to the Subject Shares of such Stockholder, free and clear of all Liens and free of any other limitation or restriction.

                           (d) NO FINDER'S FEES. Except as disclosed in the
Merger Agreement, no broker, investment banker, financial advisor or other person is entitled to any broker's finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

                  3. REPRESENTATIONS AND WARRANTIES OF MERGER SUB. Merger Sub hereby represents and warrants to the Stockholders as of the date hereof as follows:

                           (a) ORGANIZATION. Merger Sub is a corporation duly
organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

                           (b) CORPORATE AUTHORIZATION; VALIDITY OF AGREEMENT;
NECESSARY ACTION. Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly and validly authorized by its Board of Directors and no other corporate action or proceedings on the part of Merger Sub is necessary to authorize the execution and delivery by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholders, constitutes valid and binding obligations of Merger Sub, enforceable against them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law), an implied covenant of good faith and fair dealing and considerations of public policy.

                           (c) NO CONFLICT. The execution and delivery of this
Agreement by Merger Sub does not, and the consummation by Merger Sub of the transactions contemplated hereby by will not (i) conflict with or violate the charter documents, By-laws or other organizational documents of Merger Sub, (ii) conflict with or violate any Law applicable to Merger Sub or by which any property or asset of Merger Sub is bound or affected, except for such conflicts or violations which would not, individually or in the aggregate, have a Merger Sub Material Adverse Effect, or (iii) result in a violation or any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub is a party or by which Merger Sub or any property or asset of Merger Sub is bound or affected, except for any such breaches or defaults which would not materially impair the ability of Merger Sub to consummate the transactions comtemplated hereby.



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                           (d) REQUIRED FILINGS AND CONSENTS. The execution and
delivery of this Agreement by Merger Sub does not, and the consummation by Merger Sub of the transactions contemplated hereby will not require any consent, approval, authorization or permit of, or filing with or notification to, any government or subdivision thereof, or any administration, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws, the rules of any applicable stock exchange, state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by Florida Law or any other applicable state law, and (ii) where the failure to obtain such other consents, approvals, authorizations, or permits, or to make such filings or notifications would not materially impair the ability of Merger Sub to consummate the transactions contemplated hereby.

                  4. FURTHER ASSURANCES. From time to time prior to the Effective Time, at any other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

                  5. TERMINATION. This Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect upon the earliest to occur of (a) the Effective Time, (b) termination of the Merger Agreement pursuant to Section 9.01(a), (b) or (e) thereof or (c) four months following the termination of the Merger Agreement pursuant to Section 9.01(c), (d), (f) or (g) thereof. Nothing in this Section 5 shall relieve any party of liability for breach of this Agreement.

                  6. GENERAL PROVISIONS.

                           (a) COSTS AND EXPENSES. All costs and expenses
incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

                           (b) AMENDMENT. This Agreement may not be amended
except by an instrument in writing signed by the party to be charged therewith.

                           (c) NOTICES. All notices and other communications
hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

                                    (i)     if to Merger Sub, to:

                                            Cornerstone Equity Investors L.L.C.
                                            717 Fifth Avenue
                                            New York, New York 10022





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                                    Attention:  Mark Rossi, Michael Najjar and
                                                Stephen Larson
                                    Telephone No.: (212) 753-0901
                                    Telecopy No.: (212) 826-6798

                                    with a copy to:

                                    Kirkland & Ellis
                                    Citicorp Center
                                    153 East 53rd Street
                                    New York, New York  10022
                                    Attention:        Frederick Tanne
                                    Telephone No.:  (212) 446-4900
                                    Telecopy No.:    (212) 446-4800

                               (ii) if to the Stockholders, to:

                                    John T. Kane

                                    -----------------------------
                                    -----------------------------
                                    Telephone No.: (___) ___-____
                                    Telecopy No.: (___) ___-____

                                             and

                                    George P. Wilson
                                    5360 Southwest 59th Avenue
                                    Miami, Florida  33155
                                    Telephone No.: (___) ___-____
                                    Telecopy No.: (___) ___-____

                                    with a copy to:

                                    -----------------------------
                                    -----------------------------
                                    Telephone No.: (___) ___-____
                                    Telecopy No.: (___) ___-____

                           (d) INTERPRETATION. Whenever the words "include,"
"includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February 17, 1999.



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                           (e) COUNTERPARTS. This Agreement may be executed in
two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                           (f) ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES.
This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                           (g) SEVERABILITY. If any term or other provision of
this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

                           (h) GOVERNING LAW. This Agreement shall be governed
and construed in accordance with the laws of the State of Florida without giving effect to the principles of conflicts of law thereof.

                           (i) ASSIGNMENT. Neither this Agreement nor any of the
rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in Merger Sub's sole discretion, any or all of their respective rights, interests and obligations hereunder to any affiliate of Merger Sub. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors, heirs, agents, representatives, trust beneficiaries, attorneys, affiliates and associates and all of their respective predecessors, successors, permitted assigns, heirs, executors and administrators.

                           (j) ENFORCEMENT; CONSENT TO JURISDICTION; WAIVER OF
                               JURY TRIAL.

                                    (i) The parties agree that irreparable
damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the Southern District of Florida to the extent such court would have subject matter jurisdiction with respect to such dispute, and the Circuit Court for the State of Florida, Miami - Dade County otherwise, this being in addition to any other remedy to which they are entitled at law or in







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equity. In addition, each of the parties hereto:

                                    (A) consents to submit itself to the
personal jurisdiction of (x) the United States District Court for the Southern District of Florida in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such court would have subject matter jurisdiction with respect to such dispute and (y) the Circuit Court of the State of Florida, Miami - Dade County otherwise;

                                    (B) agrees that it will not attempt to deny
or defeat such personal jurisdiction or venue by motion or other request for leave from any such court;

                                    (C) agrees that it will not bring any action
relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts;

                                    (D) agrees that service of process in any
such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to a party at its address set forth in Section 6(c) or at such other address of which a party shall have been notified pursuant thereto; and

                                    (E) agrees that nothing herein shall affect
the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

                                    (ii) EACH PARTY HERETO HEREBY IRREVOCABLY
AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING IN RELATION TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

                                    (iii) All rights, powers and remedies
provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any such right, power or remedy by such party.

                                    * * * * *
















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                  IN WITNESS WHEREOF, Merger Sub and the Stockholders have
caused this Agreement to be signed by their respective officers or other authorized person thereunto duly authorized as of the date first written above.

                                       CHARGEBACK ACQUISITION CORP.

                                       By: /s/ STEPHEN L. LARSON
                                           ---------------------------------
                                           Name: Stephen L. Larson
                                           Title: Secretary


                                       STOCKHOLDERS


                                       /s/ JOHN T. KANE
                                       ---------------------------------
                                       John T. Kane


                                       /s/ GEORGE P. WILSON
                                       ---------------------------------
                                       George P. Wilson